As filed with the Securities and Exchange Commission on July 3, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GERON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2287752 (I.R.S. Employer Identification Number)

230 Constitution Drive
Menlo Park, California 94025
(Addresses of Principal Executive Offices including Zip Codes)

2002 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Thomas B. Okarma	Copy to:
President and Chief Executive Officer Geron Corporation 230 Constitution Drive Menlo Park, California 94025 (650) 473-7700	Alan C. Mendelson, Esq. Latham & Watkins 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
	to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)(2)	Per Share(3)	Offering Price(3)	Registration Fee

Common Stock, $.001 par value (4)	7,000,000	$4.30	$30,100,000	$2,770

(1)	The 2002 Equity Incentive Plan (the “Plan”) authorizes the issuance of (i) initially 5,000,000 shares of Geron Corporation common stock, par value $0.001 per share, and (ii) up to 2,000,000 shares of common stock each year during its term. This registration statement only covers the initial 5,000,000 shares and the 2,000,000 shares that may become issuable on the first anniversary of the adoption of the Plan by the board of directors of Geron Corporation.

(2)	This registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Geron Corporation common stock.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, and is based on the average of the high and low sales price of the common stock, as reported on the Nasdaq National Market on July 2, 2002.

(4)	Each share of common stock being registered hereunder, if issued prior to the termination by Geron Corporation of its Rights Agreement dated as of July 20, 2001, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised.

Total Pages 8
Exhibit Index on Page 6

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Information of Documents by Reference

     The following documents filed with the Commission by Geron Corporation are incorporated as of their respective dates in this registration statement by reference:

•	Geron’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on March 1, 2002;

•	Geron’s Current Report on Form 8-K dated as of January 9, 2002, filed with the Commission on January 18, 2002;

•	Geron’s Current Report on Form 8-K dated as of March 6, 2002, filed with the Commission on March 11, 2002;

•	Geron’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 7, 2002;

•	Geron’s Current Report on Form 8-K dated as of June 24, 2002, filed with the Commission on June 25, 2002; and

•	the description of Geron preferred share purchase rights, contained in Geron’s Current Report on Form 8-K dated as of July 20, 2001, filed with the Commission on July 23, 2001, and any amendment or report filed with the Commission for purposes of updating the description.

All documents filed by Geron pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     Our certificate of incorporation provides for indemnification of the officers and directors to the full extent permitted by applicable law.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     A list of exhibits filed with this registration statement is set forth in the Exhibit Index on page 6 and is incorporated herein by reference.

Item 9. Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on July 3, 2002.

GERON CORPORATION

By:	/s/ David L. Greenwood

David L. Greenwood Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas B. Okarma and David L. Greenwood, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 3, 2002.

Signature	Title

/s/ Thomas B. Okarma Thomas B. Okarma	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David L. Greenwood David L. Greenwood	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Alexander E. Barkas Alexander E. Barkas	Director

/s/ Edward V. Fritzky Edward V. Fritzky	Director

Thomas D. Kiley	Director

/s/ Robert B. Stein Robert B. Stein	Director

/s/ John P. Walker John P. Walker	Director

/s/ Patrick J. Zenner Patrick J. Zenner	Director

EXHIBIT INDEX

EXHIBIT

4.1+	Form of Common Stock Certificate

4.2*	Rights Agreement dated as of July 20, 2001, between Geron Corporation and the U.S. Stock Transfer Corporation, as Rights Agent

5.1	Opinion of Latham & Watkins

23.1	Consent of Latham & Watkins (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24.1	Powers of Attorney (included on signature page hereto)

(+)	Incorporated by reference to identically numbered exhibits filed with the registrant’s Registration Statement on Form S-1 which became effective on July 30, 1996.

(*)	Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on July 23, 2001.